EXHIBIT 99.3

February 4, 2005

To Each of the Persons Listed

on Schedule A Attached Hereto

Re:	Massachusetts RRB Special Purpose Trust 2005-1 Rate Reduction Certificates

Ladies and Gentlemen:

We have acted as special counsel to Massachusetts RRB Special Purpose Trust 2005-1 (the “Trust”), a statutory trust established under the Delaware Statutory Trust Act (Chapter 38 of Title 12 of the Delaware Code, 12 Del. C., § 3801 et seq.) pursuant to a Declaration of Trust (the “Declaration of Trust”) dated as of the date hereof, in connection with the proposed issuance by the Trust of up to $674,500,000 principal amount of its Rate Reduction Certificates (the “Certificates”). The Certificates will be issued pursuant to a Certificate Indenture (the “Certificate Indenture”) dated as of the date hereof by and among the Trust, the Bank of New York (Delaware), as trustee to the Trust, and The Bank of New York, as Certificate Trustee (the “Certificate Trustee”). Upon issuance, the Certificates will represent fractional undivided beneficial interests in corresponding Notes (the “Notes”) purchased by the Trust from BEC Funding II, LLC (“BECF”) and CEC Funding, LLC (“CECF” and collectively with BECF, the “SPEs”), together with all payments on the Notes. The Notes will be secured by a security interest in transition property (as described below), together with certain other property of the SPEs. Transition property is a property right created under Chapter 164 of the Massachusetts Acts of 1997 (the “Restructuring Legislation”) pursuant to Financing Order, D.T.E. 04-70, issued by the Massachusetts Department of Telecommunications and Energy (the “Department”) on January 21, 2005, representing the irrevocable right of each of Boston Edison Company (“BEC”) and Commonwealth Electric Company (“CEC”) or their respective assignees to receive a certain nonbypassable charge (as adjusted from time to time) (the “RTC charge”) from certain retail customers of BEC’s and CEC’s respective distribution systems. We also have acted as special counsel to the Massachusetts Development Finance Agency (“MassDevelopment”) and the Massachusetts Health and Educational Facilities Authority (“MHEFA,” and, collectively with MassDevelopment, the “Agencies”), as settlors of the Trust, in connection with the issuance of the Certificates. The Trust has been designated by the Agencies as a “special purpose trust” and the Certificates constitute “electric rate reduction bonds” under the Restructuring Legislation. The holders of the beneficial interests in the Trust will be the Certificateholders. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Certificate Indenture.

We have assumed for the purpose of this opinion that the Certificates and related documents are executed in substantially the form we have examined and the transactions contemplated to occur under the Registration Statement (referred to below) in fact occur in accordance with the terms thereof.

MAIN 617.239.0100 FAX 617.227.4420 www.palmerdodge.com

To Each of the Persons

Listed on Schedule A

Attached Hereto

February 4, 2005

We have been asked whether the legislature of The Commonwealth of Massachusetts (the “Commonwealth”), or the voters thereof through the exercise of their referendum or initiative petition powers under the Massachusetts Constitution, could amend the Restructuring Legislation or otherwise enact legislation that would have the effect of substantially impairing the contractual rights of the owners of the Certificates, consistent with the Contract Clause and the Takings Clauses (as such terms are defined below).

The Restructuring Legislation provides, in pertinent part, that the Commonwealth:

does hereby pledge and agree with the owners of transition property and holders of electric rate reduction bonds that the commonwealth shall not (i) alter the provisions of this chapter which make the transition charges imposed by the financing order irrevocable and binding or (ii) limit or alter the reimbursable transition costs amounts, transition property, financing orders, and all rights thereunder until the electric rate reduction bonds, together with the interest thereon, are fully met and discharged. The financing entity as agent for the commonwealth is hereby authorized to include this pledge and undertaking for the commonwealth in these electric rate reduction bonds.

M.G.L. c.164, § 1H(b)(3).

Section 10 of Article I of the United States Constitution provides, in part, that “[n]o state shall ... pass any ... law impairing the obligation of contracts” (the “Contract Clause”). The Contract Clause protects contractual obligations from impairment by enactment of state law, including State constitutional amendments. Allied Structural Steel Co. v. Spannaus, 438 U.S. 234 (1978); United States Trust Co. v. New Jersey, 431 U.S. 1(1977). Case law makes clear that the principle precluding impairment of private contractual rights applies equally to the State legislatures and to the electorate in the exercise of its direct legislative powers. Continental III. Nat’l Bank & Trust Co of Chicano v Washington, 696 F.2d 692 (9th Cir. 1983). It is our opinion that, upon issuance of the Certificates, by virtue of the statutory language quoted above, the Restructuring Legislation will give rise to enforceable contractual obligations for the benefit of the Certificateholders. Accordingly, any attempt by the Commonwealth (or the voters) to repeal or amend the Restructuring Legislation or enact other legislation that affects the transition property of any Note Issuer in a manner that prevents the payment of the Certificates on a timely basis in our opinion would constitute a substantial impairment of the contractual rights of the Certificateholders.

The courts, however, have held that the provisions of the Contract Clause would not apply to state laws, the enactment of which constitute a reasonable and necessary exercise of a state’s sovereign power to serve an important public purpose. See, e.g., United States Trust Co., supra, 431 U.S. at 15, 19-20. There have been numerous cases in which legislative or popular

To Each of the Persons

Listed on Schedule A

Attached Hereto

February 4, 2005

concerns with the burden of taxation or governmental charges have led to the adoption of legislation reducing or eliminating taxes or charges that supported bonds or other contractual obligations entered into by public instrumentalities. Such concerns by themselves have not, however, been considered sufficient justification for a substantial impairment of the security of such bonds or obligations provided by the taxes or governmental charges involved. Instead, case law demonstrates that the complete impairment of a municipal bond obligation will not be tolerated, although a narrowly-tailored impairment may be upheld if it can be shown to be necessary to advance an important public interest, such as addressing the concerns of a “great public calamity.” See, e.g., Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 439-41 (1934). The United States Supreme Court has consistently refused to permit complete destruction of a governmental entity’s obligation to repay a debt. As one commentator has noted: “Despite the Supreme Court’s general disinterest in the Contract Clause, the Court has invalidated virtually every legislative impairment of municipal or local indebtedness that has come before it in the last fifty years.” See Barton H. Thompson, Jr., “The History of the Judicial Impairment ‘Doctrine’ and Its Lessons for the Contract Clause,” 44 Stan. L. Rev. 1373, 1463 (1992). Although the Certificates have certain characteristics not found in more traditional municipal obligations, challenges to the Certificates should nonetheless be treated by the courts with the same critical scrutiny followed in prior binding precedent.

Based upon case law, under the Contract Clause, absent a demonstration by the Commonwealth that an impairment is a reasonable exercise of the Commonwealth’s sovereign power and of a character reasonable and appropriate to the public purpose justifying such action, it is our opinion that neither the Commonwealth nor the electorate through its referendum or initiative powers could repeal or amend the Restructuring Legislation or take any action, or refuse to take any action, required by the Commonwealth under its pledge and agreement with the Certificateholders (described above), if such repeal or amendment, or such action or inaction, would substantially impair the contractual rights of the Certificateholders.

The Fifth Amendment to the United States Constitution provides, in part, “nor shall private property be taken without just compensation” (the “Federal Takings Clause”). The Federal Takings Clause applies to the States through the Fourteenth Amendment to the United States Constitution. See, e.g., Palazzolo v. Rhode Island, 533 U.S. 606, 617 (2001). The Federal Takings Clause covers both tangible property and intangible property, including valuable contract rights. See, e.g., Omnia Commercial Co. v. U.S., 261 U.S. 502, 508 (1922) (contract to purchase substantial quantity of steel plate at below-market prices is property within meaning of Federal Takings Clause). Challenges to legislative action under the Federal Takings Clause are essentially decided on an ad hoc facts and circumstances basis. Penn Central Transp. Corp. v. New York, 438 U.S. 104, 124 (1978). Part I, Article 10 of the Constitution of the Commonwealth of Massachusetts states in part that “no part of the property of any individual can, with justice, be taken from him, or applied to public uses, without his own consent, or that of the representative body of the people. . . . And whenever the public exigencies require that the property of any individual should be appropriated to public uses, he shall receive a reasonable compensation therefor” (the “Massachusetts Takings Clause,” and, together with the Federal

To Each of the Persons

Listed on Schedule A

Attached Hereto

February 4, 2005

Takings Clause, the “Takings Clauses”). To date, the Massachusetts Supreme Judicial Court has not enunciated a standard for analysis of claims under the Massachusetts Takings Clause that is more extensive than the analysis applicable for purposes of the Federal Takings Clause. See, e.g., Steinbergh v. City of Cambridge, 413 Mass. 736, 738 (1992) (“the plaintiffs have advanced no reason why we should create takings principles more favorable to them than those developed under the Federal Constitution”).

By their terms, the Takings Clauses do not forbid a taking of property by government for public use; these constitutional provisions simply require the payment of just compensation for such action. State action may constitute a taking if it deprives a property owner of his or her property, depending on a “complex of factors” including: (i) the economic effect of the action on the property owner, (ii) the extent to which the action interferes with reasonable investment-backed expectations and (iii) the character of the state action. See, e.g., Palazzolo, 533 U.S. at 617. The inquiries are informed by the purposes of the Takings Clauses, which is to prevent the government from forcing some people to bear disproportionate burdens which in fairness should be borne by the public as a whole. Id. at 617-18; Armstrong v. U.S., 364 U.S. 40, 49 (1960).

The first of these factors draws on the maxim that government “hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.” Penn Coal Co. v. Mahon, 260 U.S. 393, 413 (1922). Thus, a mere diminution of the value of property by itself will not constitute a taking. By contrast, a State may not evade its obligation under the Takings Clauses by leaving the property owner with a token interest. Palazzolo, 533 U.S. at 631.

The second factor limits recovery under the Takings Clauses to property owners who can demonstrate that they acquired their property “in reliance on a state of affairs that did not include the challenged regulatory regime.” Loveladies Harbor, Inc. v. U.S., 28 F.3d 1171, 1177 (Fed. Cir. 1994). The burden of proof this principle imposes on property owners is a heavy one. Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470, 493 (1987). In order to sustain this burden, a property owner must show that he or she had a reasonable expectation at the time the property was acquired to “proceed without possible hindrance” arising from changes in governmental policy. Chang v. U.S., 859 F.2d 893, 897 (Fed. Cir. 1988).

The third factor requires an inquiry into the purpose and importance of the public interest reflected in the state action and a balancing of the liberty interest of the property owner against government’s need to protect the public interest by means of the state action. Loveladies, 28 F.3d at 1176.

We are not aware of any case law addressing the application of the Takings Clauses in the context of the proper exercise by a State of its police power to abrogate or otherwise impair or diminish contracts otherwise binding on the State as a party. The outcome of any court proceeding involving a claim that interference by the Commonwealth with the value of the transition property in a manner that prevents the payment of the Certificates on a timely basis

To Each of the Persons

Listed on Schedule A

Attached Hereto

February 4, 2005

entails a compensable taking under the Takings Clauses likely would depend on an analysis of the factors described above, including the public interests furthered by the interference, the extent of economic loss the interference imposes on the Certificateholders and the expectations of the Certificateholders that action by the Commonwealth would not interfere with their investments in the Certificates.

Based upon case law, under the Takings Clauses, it is our opinion that neither the Commonwealth nor the electorate through its referendum or initiative powers could repeal or amend the Restructuring Legislation or take any action, or refuse to take any action, required by the Commonwealth under its pledge and agreement with the Certificateholders (described above), without paying just compensation to the Certificateholders, if such repeal or amendment, or such action or inaction, would constitute a permanent appropriation of a substantial property interest of the Certificateholders in the transition property relating thereto and interfere with the reasonable expectations of the Certificateholders in connection with their investments in the Certificates.

The opinions expressed above are based upon existing case law (none of which addresses the specific facts presented herein), and do not constitute a guarantee of the outcome of any particular litigation. Moreover, there can be no assurance that, through the legislative or initiative process, a repeal or an amendment of the Restructuring Legislation would not be approved. In such an event, costly and time consuming litigation may ensue, adversely affecting, at least temporarily, the price and liquidity of the Certificates. Moreover, we cannot provide any assurance that, even if a court were to uphold a claim by the Certificateholders under the Contracts Clause or the Takings Clauses, the remedies imposed or ordered by the court with respect thereto would be sufficient to compensate the Certificateholders in full for value of the losses suffered by the Certificateholders.

We consent to the filing of this opinion as an exhibit to the SPEs’ Registration Statement on Form S-3 (Registration No. 333-120164), to the use of our name wherever appearing in such Registration Statement and any amendment thereto with respect to such opinion and to the disclosure regarding this opinion in the related prospectus and any related prospectus supplement. In giving the foregoing consent, however, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

/s/ Palmer & Dodge LLP

EXHIBIT 99.3

Schedule A

Massachusetts RRB Special Purpose Trust 2005-1

c/o The Bank of New York (Delaware)

101 Barclay Street

Floor 9 West

New York, New York 10286

Lehman Brothers Inc., as a Representative of the Underwriters

745 Seventh Avenue

New York, New York 10019

Goldman, Sachs & Co., as a Representative of the Underwriters

85 Broad Street, 28th Floor

New York, New York 10004

BEC Funding II LLC

One NSTAR Way

Westwood, Massachusetts 02090

Boston Edison Company

800 Boylston Street

Boston, Massachusetts 02199

CEC Funding LLC

One NSTAR Way

Westwood, Massachusetts 02090

Commonwealth Electric Company

One NSTAR Way

Westwood, Massachusetts 02090